Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
March 12, 2009	Ginny Dunn
7:00 a.m. ET	Associate Director, Corporate
Communications & Investor Relations
EntreMed, Inc.
240-864-2643
ENTREMED REPORTS FOURTH QUARTER AND
YEAR-END 2008 FINANCIAL RESULTS
     ROCKVILLE, MD, March 12, 2009 — EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported results for the three months and twelve months ended December 31, 2008.
     For fiscal year 2008, revenues were $7.5 million versus $7.4 million for 2007. For the year ended December 31, 2008, the Company reported a net loss of ($24.9 million) or ($0.29) per share, versus ($23.4 million), or ($0.28) per share, for fiscal year 2007. As of December 31, 2008, the Company had cash and short-term investments of approximately $24 million.
     Revenues for the fourth quarter ended December 31, 2008 were $4.0 million compared to $3.9 million for the fourth quarter ended December 31, 2007. The Company reported a net loss of ($2.8 million), or ($.04) per share for the three months ended December 31, 2008. This compares with a net loss of ($4.0 million), or ($0.05) per share for the fourth quarter 2007.
     Kathy R. Wehmeir-Davis, Principal Accounting Officer, commented, “Financial results for 2008 are reflective of the Company’s decision to realign its financial and human resources to focus primarily on the clinical development of our Aurora A and angiogenic kinase inhibitor, ENMD-2076, for the treatment of cancer. As a result of the realignment, the Company reduced its workforce by approximately sixty percent, which resulted in a fourth quarter charge for severance and related benefits of approximately $1.7 million. Our fourth quarter 2008 revenue was consistent with fourth quarter revenue in 2007.”

     Ms. Wehmeir-Davis continued, “For 2008, we recorded $7.5 million in royalty revenue from Celgene’s sales of Thalomid®, a small increase over our 2007 royalty revenues of $7.4 million. Research and development expenses decreased in 2008 by approximately $3.7 million, which results primarily from discontinuing clinical development of 2ME2 (Panzem® NCD) for oncology and winding down of manufacturing and clinical trial operations with our other product candidates. Also reflected in the operating results for 2008 is a non-cash charge of $2.0 million, which represents a purchase price adjustment milestone triggered by the dosing of the first patient in a clinical trial for ENMD-2076, which was paid in stock to Miikana shareholders. In 2009, we expect our revenues will remain consistent with 2008 and our cash expenses will decrease significantly compared to 2008 as we focus primarily on the development of ENMD-2076.”
     Executive Chairman of the Board, Michael M. Tarnow commented, “We ended 2008 on solid financial footing and continue to make progress on the implementation of our realigned strategy, which focuses specifically on the clinical development of our priority program, ENMD-2076. The Board remains confident that we have the right team in place to execute on this accelerated development strategy and the financial resources to accomplish our current and planned operational objectives well into 2010. We will continue to curtail all costs not associated with the development of ENMD-2076 in order to further preserve our financial resources.”
     In lieu of a fourth quarter and year end update call, up-to-date information regarding the Company, including our most recent Form 10-K filing and Letter from the Executive Chairman, can be found on our web site at www.entremed.com.
About EntreMed
EntreMed, Inc. is a clinical-stage pharmaceutical company focusing primarily on the development of its priority program, ENMD-2076, for the treatment of cancer. ENMD-2076 is an Aurora A and angiogenic kinase inhibitor, which is currently in Phase 1 studies in patients with solid tumors and multiple myeloma. In addition, multiple Phase 1 and 2 clinical trials are ongoing for MKC-1, an oral cell-cycle regulator with activity against the mTOR pathway, and ENMD-1198, a novel tubulin-binding agent. The Company also has an approved IND application for Panzem® in the treatment of rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
-more-

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
December 31,

	2008	2007
Total revenues	$3,975,912	$3,875,392
Research and development	$3,440,102	$5,650,152
General and administrative	$2,489,947	$1,978,982
Net loss	$(2,547,552)	$(3,767,496)
Dividend on Series A convertible preferred stock	$(251,250)	$(251,250)
Net loss attributable to common shareholders	$(2,798,802)	$(4,018,746)
Net loss per share attributable to common shareholders (basic and diluted)	$(0.04)	$(0.05)
Weighted average number of shares outstanding (basic and diluted)	87,728,644	84,362,710
Twelve Months Ended
December 31,

	2008	2007
Total revenues	$7,477,219	$7,395,651
Research and development	$20,069,229	$23,739,392
General and administrative	$7,764,532	$7,386,570
Acquired in-process R&D	$2,000,000	$—
Net loss	$(23,862,028)	$(22,411,121)
Dividend on Series A convertible preferred stock	$(1,005,000)	$(1,005,000)
Net loss attributable to common shareholders	$(24,867,028)	$(23,416,121)
Net loss per share attributable to common shareholders (basic and diluted)	$(0.29)	$(0.28)
Weighted average number of shares outstanding (basic and diluted)	86,479,768	84,166,552
Cash and Short-term Investments	$24,291,173	$47,748,191
###